Exhibit 4.0

BUILDING MATERIALS HOLDING CORPORATION

AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

1.   PURPOSE.

The purpose of this Employee Stock Purchase Plan (the "Plan") is to provide an opportunity for employees of Building Materials Holding Corporation (the "Corporation") and its Designated Subsidiaries to purchase Common Stock of the Corporation and thereby to have an additional incentive to contribute to the prosperity of the Corporation. It is the intention of the Corporation that the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended, and the Plan shall be administered in accordance with this intent.

2.   DEFINITIONS.

(a) "Board" shall mean the Board of Directors of the Corporation.

(b) "Code" shall mean the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein shall be a reference to any successor or amended section of the Code.

(c) "Committee" shall mean the committee appointed by the Board in accordance with Section 15 of the Plan.

(d) "Common Stock" shall mean the Common Stock of the Corporation, or any securities into which such Common Stock may be converted.

(e) "Compensation" shall mean an Employee’s wages, salaries, commissions and fees for professional services actually rendered in the course of employment with the Corporation or a Designated Subsidiary to the extent that the amounts are includible in gross income, with any modifications determined by the Committee.

(f) "Corporation" shall mean Building Materials Holding Corporation.

(g) "Designated Subsidiary" shall mean a Subsidiary that has been designated by the Committee as eligible to participate in the Plan with respect to its Employees.

(h) "Employee" shall mean an individual classified as an employee (within the meaning of Code Section 3401(c) and the regulations thereunder) by the Corporation or a Designated Subsidiary on the Corporation’s or such Designated Subsidiary’s payroll records during the relevant participation period.

(i) "Entry Date" shall mean the first Trading Day of a Purchase Period and, for new Participants, the first Trading Day of their first Purchase Period.

(j) "Fair Market Value" shall be the closing sales price for the Common Stock (or the closing bid, if no sales were reported) as quoted on the NYSE on the date of determination if that date is a Trading Day, or if the date of determination is not a Trading Day, the last market Trading Day prior to the date of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable. In the absence of an established market for the Common Stock, the Market Value thereof shall be determined in good faith by the Board.

(k) "Participant" shall mean a participant in the Plan as described in Section 5 of the Plan.

(l) "Plan" shall mean this Employee Stock Purchase Plan, as amended and restated.

(m) "Purchase Date" shall mean the last Trading Day of each Purchase Period.

(n) "Purchase Period" shall mean the period commencing after one Purchase Date and ending on the Purchase Date that is three (3) months thereafter. Subsequent Purchase Periods shall run consecutively after the termination of the preceding Purchase Period. The duration and timing of Purchase Periods may be changed or modified by the Committee. Subject to the Committee’s right to change or modify Purchase Periods, the first Purchase Period following the Recommencement Date shall begin on May 6, 2008 and end on July 31, 2008. Subsequent periods will start on August 1, November 1, February 1, and May 1 and each end 3 months later (October 31, January 31, April 30, and July 31, respectively).

(o) "Purchase Price" shall have the meaning set forth in Section 8.2 and 8.3.

(p) “Recommencement Date” shall be May 6, 2008, the date the Plan ends its suspension period.

(q) "Stockholder" shall mean a record holder of shares entitled to vote shares of Common Stock under the Corporation’s bylaws.

(r) "Subsidiary" shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, as described in Code Section 424(f), whether or not such corporation now exists or is hereafter organized or acquired by the Corporation or a Subsidiary.

(s) "Trading Day" shall mean a day on which U.S. national stock exchanges and the NASDAQ System are open for trading and the Common Stock is being publicly traded on one or more of such markets.

3.   ELIGIBILITY.

3.1 Any Employee regularly employed on a full-time or part-time (20 hours or more per week on a regular schedule) basis by the Corporation or by any Designated Subsidiary on an Entry Date shall be eligible to participate in the Plan with respect to the Purchase Period commencing on such Entry Date, provided that the Committee may establish administrative rules requiring that employment commence some minimum period (e.g., one or more pay periods) prior to an Entry Date to be eligible to participate with respect to the Purchase Period beginning on that Entry Date. The Committee may also determine that a designated group of highly compensated Employees are ineligible to participate in the Plan so long as the excluded category fits within the definition of "highly compensated employee" in Code Section 414(q).

3.2 No Employee may participate in the Plan if immediately after a proposed purchase hereunder the Employee would own or be considered to own (within the meaning of Code Section 424(d)) shares of stock, including stock which the Employee may purchase by conversion of convertible securities or under outstanding options granted by the Corporation, possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or of any of its Subsidiaries. All Employees who participate in the Plan shall have the same rights and privileges under the Plan, except for differences that may be mandated by local law and that are consistent with Code Section 423(b)(5); provided, however, that Employees participating in a sub-plan adopted pursuant to Section 15 which is not designed to qualify under Code section 423 need not have the same rights and privileges as Employees participating in the Code section 423 Plan. No Employees may participate in more than one Purchase Period at a time.

3.3 The Board may impose restrictions on eligibility and participation of Employees who are officers and directors to facilitate compliance with federal or state securities laws or foreign laws. Notwithstanding the foregoing, if any Employee violates the terms of the Plan (including a sale or attempted sale of shares before delivery thereof in violation of the holding period described in Section 9 hereof), the Committee may suspend such Employee's eligibility to participate in the Plan for a period of up to one (1) year from the date of such violation. Whether an Employee has violated the terms of the Plan shall be determined in the sole discretion of the Committee.

4.   PURCHASE PERIODS.

The Plan shall be implemented by consecutive three (3) month Purchase Periods, with a new Purchase Period commencing after one Purchase Date and ending on the Purchase Date that is three (3) months thereafter (or on such other date as determined by the Committee or Section 13 hereof) and continuing thereafter until this Plan is terminated. The first Purchase Period shall commence on the Recommencement Date and end on July 31, 2008. The Committee shall have the authority to change the frequency and/or duration of Purchase Periods (including the commencement dates thereof) with respect to future offerings without Stockholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Purchase Period to be affected thereafter.

5.   PARTICIPATION.

5.1 An Employee who is eligible to participate in the Plan in accordance with Section 3 may become a Participant by completing and submitting, on a date prescribed by the Committee prior to an applicable Entry Date, a completed payroll deduction authorization and Plan enrollment form provided by the Corporation or by following an electronic or other enrollment process as prescribed by the Committee. An eligible Employee may authorize payroll deductions at the rate of any whole percentage of the Employee’s Compensation, not to exceed ten percent (10%) of the Employee’s Compensation (or such other percentage limitation as may be established by the Committee from time to time before an Entry Date). All payroll deductions may be held by the Corporation and commingled with its other corporate funds where administratively appropriate. No interest shall be paid or credited to the Participant with respect to such payroll deductions. The Corporation shall maintain a separate bookkeeping account for each Participant under the Plan and the amount of each Participant’s payroll deductions shall be credited to such account. A Participant may not make any additional payments into such account.

5.2 Under procedures and at times established by the Committee, a Participant may withdraw from the Plan during a Purchase Period, by completing and filing a new payroll deduction authorization and Plan enrollment form with the Corporation or by following electronic or other procedures prescribed by the Committee, prior to the fifth business day preceding the Purchase Date. If a Participant withdraws from the Plan during a Purchase Period, his or her accumulated payroll deductions will be refunded to the Participant without interest. The Committee may establish rules limiting the frequency with which Participants may withdraw and re-enroll in the Plan and may impose a waiting period on Participants wishing to re-enroll following withdrawal.

5.3 A Participant may change his or her rate of contribution through payroll deductions at any time by filing a new payroll deduction authorization and Plan enrollment form or by following electronic or other procedures prescribed by the Committee; provided, however, the Committee may impose a waiting period of up to 30 days before such change may be effective. If a Participant has not followed such procedures to change the rate of contribution, the rate of contribution shall continue at the originally elected rate throughout the Purchase Period and future Purchase Periods. In accordance with Section 423(b)(8) of the Code, the Committee may reduce a Participant’s payroll deductions to zero percent (0%) at any time during a Purchase Period. Payroll deductions shall re-commence at the rate provided in such Participant’s enrollment form at the beginning of the first Purchase Period which is scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 5.2.

6.   TERMINATION OF EMPLOYMENT.

In the event any Participant terminates employment with the Corporation or any of its Designated Subsidiaries for any reason (including death) prior to the expiration of a Purchase Period, the Participant's participation in the Plan shall terminate and all amounts credited to the Participant's account shall be paid to the Participant or, in the case of death, to the Participant's heirs or estate, without interest. Whether a termination of employment has occurred shall be determined by the Committee. The Committee may also establish rules regarding when leaves of absence or changes of employment status will be considered to be a termination of employment, including rules regarding transfer of employment among Designated Subsidiaries, Subsidiaries and the Corporation, and the Committee may establish termination-of-employment procedures for the Plan that are independent of similar rules established under other benefit plans of the Corporation and its Subsidiaries, provided that such procedures are not in conflict with the requirements of Section 423 of the Code.

7.   STOCK

The maximum number of shares of Common Stock which may be issued under the Plan shall be 2,000,000 shares. If, on a given Purchase Date, the number of shares with respect to which options are to be exercised exceeds the maximum, the Committee shall make, as applicable, such adjustment or pro rata allocation of the shares remaining available for purchase in as uniform a manner a shall be practicable and as it shall determine to be equitable.

8.   PURCHASE PERIOD; PURCHASE PRICE.

8.1 Each eligible Employee who has elected to participate as provided in Section 5.1 shall be granted the opportunity to purchase that number of shares of Common Stock which may be purchased with the payroll deductions accumulated on behalf of such Employee during each Purchase Period at the applicable purchase price specified in Sections 8.2 or 8.3 below, subject to the additional limitation that no Employee participating in the Plan in accordance with Code Section 423 shall be granted the opportunity to purchase Common Stock under the Plan at a rate which exceeds twenty-five thousand dollars ($25,000) of the Fair Market Value of such Common Stock (determined at the time such rights are granted) in any calendar year in which such option is outstanding at any time. The foregoing sentence shall be interpreted so as to comply with Code Section 423(b)(8).

8.2 The purchase price for shares of Common Stock purchased hereunder shall be ninety-five percent (95%) of the Fair Market Value of the Common Stock at the time of acquisition of the Common Stock or the Entry Date, whichever is lower.

8.3 The Committee may change the purchase price for shares of Common Stock with respect to any future Purchase Period, but not below eighty-five percent (85%) of the Fair Market Value of the Common Stock at the time of acquisition of the Common Stock or the Entry Date, whichever is lower.

9.   PURCHASE OF STOCK.

Unless a Participant withdraws from the Plan as provided in Section 5.2 or except as provided in Sections 12 or 14.2, upon the expiration of each Purchase Period, a Participant’s right to purchase shares shall be exercised automatically for the purchase of that number of whole shares of Common Stock which the accumulated payroll deductions credited to the Participant’s account at that time shall purchase at the applicable price specified in Sections 8.2 or 8.3 in accordance with the terms of the Plan. Any remaining funds will be returned to the Participant, interest free, as cash. Notwithstanding the foregoing, the Corporation or its Designated Subsidiary may make such provisions and take such action as it deems necessary or appropriate for the withholding of taxes and/or social insurance which the Corporation or its Designated Subsidiary is required by applicable law. Each Participant, however, shall be responsible for payment of all individual tax liabilities arising under the Plan. The shares of Common Stock purchased hereunder shall be considered for tax purposes to be sold to the Participant on the Purchase Date. During his or her lifetime, a Participant’s option to purchase shares of Common Stock hereunder it exercisable only by him or her.

10.       PAYMENT AND DELIVERY.

At the end of each fiscal quarter, the Corporation shall deliver to the Participant a record of the Common Stock purchased and the balance of any amount of payroll deductions credited to the Participant’s account not used for the purchase, except as specified below. The Committee may permit or require that shares be deposited directly with a broker designated by the Committee or to a designated agent of the Corporation, and the Committee may utilize electronic or automated methods of share transfer. The Committee may (i) require that shares be retained with such broker or another agent for a period of up to one (1) year or such other period of time designated by the Committee and (ii) establish other procedures to permit tracking of disqualifying dispositions of such shares. No Participant shall have any voting, dividend, or other Stockholder rights with respect to shares purchased under the Plan until the shares have been purchased and delivered to the Participant as provided in this Section 10.

11.       RECAPITALIZATION.

Subject to any required action by the Stockholders of the Corporation, if there is any change in the outstanding shares of Common Stock because of a merger, consolidation, spin-off, reorganization, recapitalization, dividend in property other than cash, stock split, reverse stock split, stock dividend, liquidating dividend, combination or reclassification of the Common Stock (including any such change in the number of shares of Common Stock effected in connection with a change in domicile of the Corporation), or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Corporation, provided that conversion of any convertible securities of the Corporation shall not be deemed to have been “effected without consideration,” the number of securities covered by each option under the Plan which has not yet been exercised and the number of securities which have been authorized and remain available for issuance under the Plan, as well as the price per share covered by each option under the Plan which has not yet been exercised, may be appropriately adjusted by the Board, and the Board shall take any further actions which, in the exercise of its discretion, may be necessary or appropriate under the circumstances. The Board’s determinations under this Section 11 shall be conclusive and binding on all parties.

12.       MERGER, LIQUIDATION, OTHER CORPORATION TRANSACTIONS.

In the event of the proposed liquidation or dissolution of the Corporation, a proposed sale of all or substantially all of the assets of the Corporation, or the merger or consolidation of the Corporation with or into another corporation, the Purchase Period will terminate immediately prior to the consummation of such proposed transaction, unless otherwise provided by the Board in its sole discretion, and all outstanding rights to purchase shares hereunder shall automatically terminate and the amounts of all outstanding payroll deductions will be refunded without interest to the Participants.

13.      TRANSFERABILITY.

Neither payroll deductions credited to a Participant’s bookkeeping account, nor any rights or interests to purchase Common Stock hereunder may be voluntarily or involuntarily assigned, transferred, pledged, or otherwise disposed of in any way by any Participant. Any attempted assignment, transfer, pledge, or other disposition shall be null and void and without effect. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interests under the Plan, other than as permitted by the Code, such act shall be treated as an election by the Participant to discontinue participation in the Plan pursuant to Section 5.2.

14.       AMENDMENT OR TERMINATION OF THE PLAN.

14.1 The Plan shall continue from the Effective Date until terminated in accordance with Section 14.2.

14.2 The Board may, in its sole discretion, insofar as permitted by law, terminate or suspend the Plan, or revise or amend it in any respect whatsoever, and the Committee may revise or amend the Plan consistent with the exercise of its duties and responsibilities as set forth in the Plan or any delegation under the Plan, except that, without approval of the Stockholders, no such revision or amendment shall increase the number of shares subject to the Plan, or make other changes for which Stockholder approval is required under applicable law, other than an adjustment under Section 11 of the Plan.

15.       ADMINISTRATION.

The Board shall appoint a Committee consisting of at least two members who will serve for such period of time as the Board may specify and whom the Board may remove at any time. The Committee will have the authority and responsibility for the day-to-day administration of the Plan, the authority and responsibility specifically provided in the Plan and any additional duty, responsibility and authority delegated to the Committee by the Board, which may include any of the functions assigned to the Board in the Plan. The Committee may delegate to one or more individuals or entities the day-to-day administration of the Plan. The Committee shall have full power and authority to promulgate any rules and regulations which it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, to make factual determinations relevant to Plan entitlements and to take all action in connection with administration of the Plan as it deems necessary or advisable, consistent with the delegation from the Board. Decisions of the Board and the Committee shall be final and binding upon all Participants. Any decision reduced to writing and signed by a majority of the members of the Committee shall be fully effective as if it had been made at a meeting of the Committee duly held. The Corporation shall pay all expenses incurred in the administration of the Plan. No Board or Committee member shall be liable for any action or determination made in good faith with respect to the Plan or any rights granted hereunder.

16.       COMMITTEE RULES FOR FOREIGN JURISDICTIONS.

16.1 The Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements.

16.2 The Committee may also adopt sub-plans applicable to particular Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Code Section 423. The rules of such sub-plans may take precedence over other provisions of the Plan, with the exception of Section 7, but unless otherwise superseded by the terms of such sub-plan, the provisions of the Plan shall govern the operation of such sub-plan.

17.       SECURITIES LAWS REQUIREMENTS.

17.1 No option granted under the Plan may be exercised to any extent unless the shares to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in compliance with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, applicable state and foreign securities laws and the requirements of any stock exchange upon which the Shares may then be listed, subject to the approval of counsel for the Corporation with respect to such compliance. If on a Purchase Date in any Purchase Period hereunder, the Plan is not so registered or in such compliance, options granted under the Plan which are not in compliance shall not be exercised on such Purchase Date, and the Purchase Date shall be delayed until the Plan is subject to such an effective registration statement and such compliance, except that the Purchase Date shall not be delayed more than twelve (12) months and the Purchase Date shall in no event be more than twenty-seven (27) months from the Entry Date. If, on the Purchase Date of any offering hereunder, as delayed to the maximum extent permissible, the Plan is not registered and in such compliance, options granted under the Plan which are not in compliance shall not be exercised and all payroll deductions accumulated during the Purchasing Period (reduced to the extent, if any, that such deductions have been used to acquire shares of Common Stock) shall be returned to the Participants, without interest. The provisions of this Section 17 shall comply with the requirements of Section 423(b)(5) of the Code to the extent applicable.

17.2  As a condition to the exercise of an option, the Corporation may require the person exercising such option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Corporation, such a representation is required by any of the aforementioned applicable provisions of law.

18.       GOVERNMENTAL REGULATIONS.

This Plan and the Corporation's obligation to sell and deliver shares of its stock under the Plan shall be subject to the approval of any governmental authority required in connection with the Plan or the authorization, issuance, sale, or delivery of stock hereunder.

19.       NO ENLARGEMENT OF EMPLOYEE RIGHTS.

Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the employ of the Corporation or any Designated Subsidiary or to interfere with the right of the Corporation or Designated Subsidiary to discharge any Employee at any time.

20.       GOVERNING LAW.

This Plan shall be governed by Delaware law, without regard to conflict of law principles thereof.

21.       EFFECTIVE DATE.

This Plan shall be effective October 1, 2000, subject to approval of the Stockholders of the Corporation within 12 months before or after its adoption by the Board. Suspension of this Plan shall end on the Recommencement Date.

22.       REPORTS.

Individual accounts shall be maintained for each Participant in the Plan. Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

23.       DESIGNATION OF BENEFICIARY FOR OWNED SHARES AND ACCUMULATED PAYROLL DEDUCTIONS.

23.1 With respect to shares of Common Stock purchased by the Participant pursuant to the Plan and held in an account maintained by the Corporation or its assignee on the Participant’s behalf, the Participant may be permitted to file a written designation of beneficiary who is to receive any shares and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death. If the Participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective, to the extent required by local law. The Participant (and if required under the preceding sentence, his or her spouse) may change such designation of beneficiary at any time by written notice to the Corporation. Subject to local legal requirements, in the event of a Participant’s death, the Corporation or its assignee shall deliver such shares of Common Stock to the designated beneficiary.

23.2 Subject to local law, in the event of the death of a Participant and in the absence of a beneficiary validly designated who is living at the time of such Participant’s death, the Corporation shall deliver any shares of Common Stock to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Corporation), the Corporation in its sole discretion, may deliver (or cause its assignee to deliver) such shares of Common Stock to the spouse, dependent or relative of the Participant, or if no spouse, dependent or relative is known to the Corporation, then to such other person as the Corporation may determine.

23.3 In the event of death of a Participant during a Purchase Period, the Corporation shall reimburse such Participant's accumulated payroll deductions during such Purchase Period to the Participant's designated beneficiary, or in the absence of a beneficiary validly designated who is living at the time of such Participant’s death, to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Corporation), the Corporation in its sole discretion, may deliver (or cause its assignee to deliver) such accumulated payroll deductions to the spouse, dependent or relative of the Participant, or if no spouse, dependent or relative is known to the Corporation, then to such other person as the Corporation may determine. The provisions of this Section 23 shall in no event require the Corporation to violate local law, and the Corporation shall be entitled to take whatever action it reasonably concludes is desirable or appropriate in order to transfer the assets allocated to a deceased Participant’s account in compliance with local law.

24.       ADDITIONAL RESTRICTIONS OF RULE 16-b3.

The terms and conditions of options granted hereunder to, and the purchase of shares of Common Stock by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the shares of Common Stock issued upon exercise thereof shall be subject to, such additional conditions and restrictions, if any, as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

25.       NOTICES.

All notices or other communications by a Participant to the Corporation under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Corporation at the location, or by the person, designated by the Corporation for the receipt thereof.